EXHIBIT 10
Annual Incentive Plan
for Salaried Employees
(Amended and Restated Effective January 1, 2012)

This document contains the terms of the Weyerhaeuser Company Annual Incentive Plan for Salaried Employees (the “Plan”). The Plan is effective January 1, 2012.

Purpose and Plan Objectives
The purpose of the Plan is to align rewards with the Company’s vision and strategies, and motivate Participants to achieve top performance in the industry. Participants are eligible to receive incentive awards based on their performance and the performance of their Organization.
The Plan is designed to accomplish the following objectives:

•	motivate Participants to achieve Company and business objectives;

•	provide a competitive range of performance and payout opportunities;

•	attract, retain and motivate Participants by providing opportunities to earn better-than-competitive total pay for better-than-competitive performance results;

•	align the interests of Participants to promote the Company’s philosophy of managing each business independently to achieve top quartile performance and cost of capital returns; and

•	ensure strong linkage of pay to performance.
Definitions

(a)	“Award Year” is each calendar year for which a Participant may earn a Bonus Award.

(b)
“Base Salary” is a Participant’s annual rate of pay measured as of December 31 of each Award Year, excluding all other pay elements (such as bonus payments and relocation allowances). For a Participant who becomes ineligible for the Plan during the Award Year and is eligible for a pro-rated Bonus Award pursuant to the criteria specified below, Base Salary is the Participant’s annual rate of pay measured as of the last day he or she was eligible for the Plan.

(c)	“Bonus Award” is the amount of bonus granted to a Participant for each Award Year as determined under the terms of the Plan.

(d)
“Business Group” means a business that separately earns revenues and incurs expenses that regularly is reviewed by and subject to different performance standards by the Chief Executive Officer or executive officers of the Company, such as Timberlands, Cellulose Fibers, or Wood Products , including the Employees assigned to each Business Group, Embedded Staff supporting each Business Group and the member of the Senior Management Team to whom the Business Group reports directly.

(e)
“Company” is Weyerhaeuser Company and any of its subsidiaries that adopt the Plan with the approval of the Compensation Committee. Exhibit A is a list of the adopting companies as of the Plan’s effective date.

(f)	“Compensation Committee” is the Compensation Committee of the Board of Directors of Weyerhaeuser Company.

(g)	“Corporate Group” means any Organization that is not part of a Business Group and any member of the Senior Management Team to whom such an Organization reports directly.

(h)	“Disability” is a medical condition for which a Participant is entitled to Company-paid disability benefits and as a result of which a Participant is required to terminate his or her employment.

(i)
“Embedded Staff” means any Employee who is a member of a corporate staff or corporate support function Organization, but who works at a Business Group facility or is located outside a Business Group facility, but spends a majority of his or her time in support of one Business Group.

(j)
“Employee” is any person who is classified by the Company as actively employed by the Company, including any such person on leave with pay or suspended (unless such suspension arises from a disciplinary matter due to attendance, misconduct or performance) and who is compensated on a salaried basis (exempt or non-exempt) as reflected on the Company’s payroll records.

(k)
“Funding Multiples” means a numeric factor, based on a performance schedule approved by the Compensation Committee, which is multiplied by the aggregate target bonus amounts at each level on the RONA Funding Curve and the Performance Scorecard Funding Curves to determine Bonus Awards.

(l)	“Organization” is a corporate support function group or a discrete support function included in the Corporate Group.

(m)	“Participant” is any Employee who is eligible for the Plan pursuant to the terms of the “Eligibility” section below.

(n)	“Plan” has the meaning given in the introduction above.

(o)
“Retirement” is, with respect to a Participant, his or her “Normal Retirement” or “Early Retirement” as defined in the Weyerhaeuser Company Retirement Plan for Salaried Employees, as amended from time to time.

(p)
“RONA” is Weyerhaeuser Company’s return on net assets for the Award Year as determined in the sole discretion of the Chief Financial Officer of Weyerhaeuser Company. For purposes of calculating RONA, earnings and net assets of Weyerhaeuser Real Estate Company and its subsidiaries are excluded and amounts required to pay any Bonus Award under this Plan, pension charges and incremental corporate allocations are included.

Eligibility
Subject to the terms and conditions of the Plan, each Employee is eligible to participate in the Plan except as follows:

(a)	an Employee who is classified by the Company as a temporary employee;

(b)	a person who is reclassified by a court, governmental agency or the Company as a common law Employee; or

(c)
an Employee who is eligible for another short-term incentive plan offered by Weyerhaeuser Company or any of its subsidiaries, including, but not limited to, a sales incentive plan, an incentive plan maintained by Weyerhaeuser Real Estate Company or Weyerhaeuser Asset Management LLC, or any other similar cash bonus plan.

The Plan Administrator may designate in its sole discretion any other Employee of the Company or any other person as eligible to participate in the Plan.
Target Bonus Percentage and Amount
The Company assigns each Employee position within the Company a target bonus percentage for each Award Year expressed as a percentage of Base Salary. The target bonus percentage is fixed for each Participant as of December 31 of each Award Year, without regard to any position changes during the Award Year, except as approved by the Plan Administrator.
A Participant’s target bonus amount for the Award Year is calculated by multiplying his or her target bonus percentage by his or her Base Salary. Overtime paid during the year to a Participant who is a non-exempt salaried Employee will be added to his or her Base Salary for purposes of calculating his or her target bonus amount.
The target bonus amount for new a Participant during the Award Year will be prorated on a time-in-eligible position basis. The target bonus amount for a Participant who terminates his or her employment during the Award Year will be calculated on a time-in-eligible position basis, but only if such termination is for any of the following reasons as classified by the Company: death, Disability, facility closure, health reasons, reduction in force, sale of facility and Retirement. A Participant whose employment terminates during the Award Year for any other reason will be ineligible for a Bonus Award.
Funding, Allocation and Individual Bonus Awards
RONA Performance — No later than 90 days following the beginning of each Award Year, the Compensation Committee will establish an annual funding schedule for each Business Group substantially in the form of Exhibit B, which will consist of the RONA performance level that will be required for threshold, target and maximum funding of the financial target weighting portion of the Plan (the “RONA Funding Curves”). The factors considered by the Compensation Committee in setting the required RONA performance levels may include, without limitation, dividend requirements, interest, cost of equity capital, and relative performance compared to appropriate peer groups.
Performance Scorecard Metrics – No later than 90 days following the beginning of each Award Year, the Compensation Committee will approve the performance scorecard metrics to be used to measure the “Below,” “Achieves” and “Exceeds” performance of each Business Group during an Award Year (the “Performance Scorecard Funding Curves”) for the performance scorecard weighting portion of the Plan. The performance scorecard metrics will include auditable metrics, such as relative competitive performance, cash generation and strategic initiatives.
Funding Multiples – No later than 90 days following the beginning of each Award Year, the Compensation Committee will approve the Funding Multiple that will be applied for each performance level on the RONA Funding Curve and the Performance Scorecard Funding Curves. For example, the Funding Multiples for an Award Year may be represented in a schedule as follows:

•	Threshold 0.2x

•	Target 1.0x

•	Maximum 2.0x
Business Group Funding Amount – The total funding amount for Bonus Awards for each Award Year will be calculated separately for each Business Group at the end of each Award Year partly based on the RONA achieved by the Business Group at the end of the Award Year multiplied by the appropriate Funding Multiple approved for the RONA Funding Curve and partly based on the assessment of the performance of the Business Group against its performance scorecard metrics for the Award Year, multiplied by the appropriate Funding Multiple approved for the Performance Scorecard Funding Curves. The performance of the Business Group against its performance scorecard metrics will be determined by the Chief Executive Officer of the Company and other designated members of Senior Management. No later than 90 days following the beginning of each Award Year, the Compensation Committee will approve the weighting for the RONA factor and the performance scorecard factor that will be used in calculating the funding amount. The total funding amount for the Business Group will be the Business Group Funding Amount multiplied by the aggregate target bonus amounts of all Participants in the Business Group. See Exhibit B for an example of the calculation.
Corporate Group Funding Amount –The total funding amount for Bonus Awards for each Award Year will be calculated for the Corporate Group at the end of each Award year by determining the aggregate of the funding amount for each Business Group that represents the amount of the Corporate Group Bonus Awards allocated to the Business Group as part of the RONA calculation multiplied by the appropriate Funding Multiple, plus the aggregate of the funding amounts earned by Weyerhaeuser Real Estate Company (“WRECO”) and its subsidiaries under the WRECO Annual Incentive Plan that represents the portion of the funding amount of the Staff Group Bonus Awards allocated to each of WRECO and its subsidiaries as part of the award determination multiplied by the aggregate WRECO funding multiple.

Allocation of Total Corporate Group Funding Amount — The total Corporate Group funding amount for the Award Year will be allocated among the Organizations within the Corporate Group based on the ratio that the aggregate of the target bonus amounts of the Participants who are members of each such Organization multiplied by the Funding Multiple has to the total Corporate Group funding.

Funding Amounts for Certain Executive Officers — Bonus Awards for the CEO will be based partly on RONA results of the total Company and partly based on performance against performance scorecard metrics approved by the Compensation Committee. Bonus Awards for any executive officer to whom other executive officers report or who does not have either a Business Group or Corporate Group Organization reporting directly to him or her will be determined based on the weighted average of the separate Business Group Funding Amounts of the Business Groups that report indirectly to him or her as determined by the Compensation Committee. No later than 90 days following the beginning of each Award Year, the Compensation Committee will approve the factors that will be used in calculating the funding amounts for the CEO and such other executive officer.
Change of Business Group or Organization — Any Participant who transferred from one Business Group or Organization to another Business Group or Organization during the Award Year will be included in the Business Group or Organization to which the Participant is assigned as of the December 31 of the Award Year, except as approved by the Plan Administrator.

Individual Bonus Awards — Each senior officer of each Business Group or Organization will recommend a Bonus Award, if any, for each Participant in the Business Group or Organization; provided that recommendations for Bonus Awards for Embedded Staff will be determined by the senior officer in the respective corporate function Organization in consultation with the senior officer in the respective Business Group of the Embedded Staff Employee. The maximum Bonus Award that may be recommended for any Participant with respect to the Award year is three times the Participant’s target bonus amount. In addition, the sum of the recommended individual Bonus Awards within the Business Group or Organization may not exceed the Business Group or Organization’s allocated funding amount. The Participant’s recommended Bonus Award may be based on the individual performance, plant or department performance, or other relevant factors determined by the senior officer in his or her sole discretion.
Approval of Awards
The Compensation Committee will approve all Bonus Awards for each executive officer and the funding amount for each Business Group and Organization. In approving any Bonus Award, the Compensation Committee reserves the right to increase or decrease the recommended Bonus Award for performance or any other reason.
Timing of payments and approvals
Payments of Bonus Awards will be made as soon as administratively reasonable after the last day of each Award Year, but in no event later than the immediately next March 15. Some Participants may be eligible to defer Bonus Award payments. The availability and terms and conditions of any such deferral are determined by the Weyerhaeuser Company Comprehensive Incentive Compensation Plan.
All payments of Bonus Awards will be made in cash and subject to appropriate tax and other required withholding and reporting. Bonus Award payments will be managed, processed and tracked by the Corporate Compensation Department.

Right to amend or terminate
Weyerhaeuser Company reserves the right to amend or terminate the Plan at any time without prior notice to any Participant.
Continuation rights
No Participant or his or her legal representatives, beneficiaries or heirs will have any right or interest in the Plan or in its continuance, or in the Participant’s continued participation in the Plan.
Plan administration
Except to the extent expressly provided herein, administration of the Plan is the responsibility of the Senior Vice President, Human Resources of Weyerhaeuser Company. To the extent necessary to carry out such administration, the Senior Vice President, Human Resources of Weyerhaeuser Company has the power and authority to construe and interpret the provisions of the Plan, and to adopt, amend and rescind Plan rules.
Miscellaneous
The Plan will constitute a “Participating Plan” under the Weyerhaeuser Company Comprehensive Incentive Compensation Plan, and, accordingly, any Bonus Award payments will be treated as an award under the Weyerhaeuser Company Comprehensive Incentive Compensation Plan. Moreover, Bonus Award payments will be treated as compensation for purposes of other benefits maintained by the Company only to the extent provided under the terms of the governing documents for such other benefits.
Nothing in the Plan will be construed to limit the right of the Company to establish, alter or terminate any other forms of incentives or other compensation or benefits.
The existence of the Plan does not extend to any Participant a right to continued employment with the Company.
Any Bonus Award paid under the Plan is an unfunded obligation of the Company. The Company is not required to segregate any monies from its general funds, to create any trust or to make any special deposits with respect to this obligation. The creation or maintenance of any account with the Company’s general funds with respect to the Plan shall not create or constitute a trust or create any vested interest in any Participant or his or her beneficiary or creditors in any assets of the Company. No right or interest conferred on any Participant pursuant to the Plan shall be assignable or transferable, either by voluntary or involuntary act or by operation of law.
Regardless of the location of any Participant or Employee, the Plan will be governed by the laws of the State of Washington, other than its conflict of laws principles.

Exhibit A
ADOPTING COMPANIES
(as of January 1, 2012)
Weyerhaeuser NR Company

Norpac Resources LLC
ver Bes’ Insurance Company
Weyerhaeuser Biofuels LLC
Weyerhaeuser Employment Services Company
Weyerhaeuser EU Holdings, Inc.
Weyerhaeuser Poland sp. z o.o.
Weyerhaeuser Solutions, Inc.
Weyerhaeuser Global Finance Company
Weyerhaeuser International, Inc.
Weyerhaeuser (Asia) Limited
Weyerhaeuser China, Ltd.
Weyerhaeuser Company Limited
317298 Saskatchewan Ltd.
Weyerhaeuser (Annacis) Limited
Weyerhaeuser Services Limited
Weyerhaeuser Holdings Limited
Weyerhaeuser Korea Ltd.
Weyerhaeuser Products Limited
Weyerhaeuser Taiwan Ltd.
Weyerhaeuser Real Estate Development Company
WREDCO I LLC
WREDCO II LLC
WFS II LLC
Weyerhaeuser Financial Investments, Inc.

Exhibit B
ANNUAL FUNDING SCHEDULE
(Sample)
The following schedules will determine proposed Plan funding for the fiscal year ending on December 31, 2012: